SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 18, 2011

TRAILER BRIDGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22837	13-3617986
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10405 New Berlin Road East Jacksonville, Florida	32226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (904) 751-7100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 18, 2011, Trailer Bridge, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) stating that for the last 30 consecutive business days, the Company’s market value of publicly held shares was below the minimum $15,000,000 requirement for continued inclusion on The Nasdaq Global Market under Listing Rule 5450(b)(3)(C) (the “Rule”). This notification has no immediate effect on the listing of the Company’s common stock. The Rule defines “publicly held shares” as total shares outstanding, less any shares held directly or indirectly by officers, directors or a beneficial owner of more than 10% of the total outstanding shares.

In accordance with Listing Rule 5810(c)(3)(D), the Company has 180 calendar days, or until February 14, 2012, to regain compliance with the Rule. The Company will regain compliance if, at any time before February 14, 2012, the Company’s market value of publicly held shares is $15,000,000 or more for a minimum of 10 consecutive business days.

If the Company does not regain compliance with the Rule by February 14, 2012, Nasdaq will provide the Company with written notification that the Company’s common stock will be delisted from The Nasdaq Global Market. At that time, the Company may appeal the delisting determination to a Nasdaq Listings Qualifications Panel. Alternatively, Nasdaq may permit the Company to transfer its common stock to The Nasdaq Capital Market if it satisfies the requirements for continued listing on that market.

The Company will continue to monitor the market value of its publicly held common stock and consider various options available to it if its common stock does not trade at a level that is likely to regain compliance.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAILER BRIDGE, INC.

Date: August 19, 2011	By:	/s/ William G. Gotimer, Jr.
William G. Gotimer, Jr.
Executive Vice President and General Counsel

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